Exhibit 99.1

GrowGeneration Opens Hemp Corp to Sell Agricultural Products to Hemp Farms

The U.S. Hemp Industry is Poised to Reach a $1.0 Billion-Dollar Market in 2018

DENVER, CO, Sept. 11, 2018  - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 19 locations, today announced it has formed GrowGeneration Hemp Corp. for the purpose of  developing and selling hemp agricultural products to the growing number of hemp farms in the U.S. Information compiled by states and industry, indicates that there were more than 25,500 acres of hemp production in 2017, up from 9,770 acres in 2016. In 2017, there were 1,420 registered or licensed growers and 32 universities conducting hemp research nationwide. Currently, GrowGen services over 2,000 acres of hemp farms, with cultivators that include International Hemp Exchange, Liberty Tree CBD and Green Tara Farms to name a few.

Key Initiatives of GrowGeneration Hemp Corp. Include:

●	Focused sales efforts targeting the 1,000's of hemp farms around the country. Today, Colorado, Kentucky, New Yorkand Oregon have the most licensed hemp acres in production.
●	Develop and sell products with hemp will include a line of mulch, top soils for organic pest elimination, weed suppression and soil additives.
●	Obtaining distribution rights to equipment that delivers more automation and cost savings to process the whole hemp plant.
●	Form supply chain relationships and deliver value add services, particularly focused on the extraction of hemp-derived oils and hemp by-products.

Darren Lampert, Co-Founder and CEO, said, “With the tremendous growth in hemp farming and the demand for hemp-derived products, it was time for GrowGeneration to set and execute its plan to generate sales in this growth vertical market. The hemp plant can be used as an organic pest management solution, as well as a nutrient-rich additive for soils, which we will develop into a unique line of products for our customers. Further, the hemp farmer uses many of the same items we already stock and sell, so entering the hemp cultivation market is a natural one for GrowGen. We are now forecasting a revenue run rate of approximately $42 million coming out of 2018 and $10.5 million for Q4 2018.”

Hemp Market Overview:

The U.S. hemp industry grew 16% in 2017 amidst continued domestic legal and regulatory challenges. The hemp industry was bolstered by explosive growth in the hemp-derived cannabidiol (CBD) category that grew from a market category that did not exist five years ago to $190M in sales in 2017. The U.S. hemp industry is poised to reach a $1.0Bmarket in 2018 led by hemp-derived CBD, food, personal care and industrial products. As legal and regulatory barriers are removed and consumer education spreads, Hemp Business Journal estimates the U.S. hemp industry will grow to a $1.9B market by 2022 with an estimated 5-year compound annual growth rate of 14.4% (2018-2022).Industrial hemp is an agricultural commodity, that is cultivated for use in the production of a wide range of products, including foods and beverages, cosmetics and personal care products, nutritional supplements, fabrics and textiles, yarns and spun fibers, paper, construction and insulation materials, and other manufactured goods. Hemp can be grown as a fiber or seed. Botanically, industrial hemp and marijuana are from the same species of plant, cannabis sativa, but from different varieties or cultivars that have been bred for different uses.

(See Hemp Plant Uses Diagram)

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 19 stores, which includes 6 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island and 1 location in Oklahoma. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: https://www.sec.gov/edgar/searchedgar/companysearch.html, and on our website, at: https://growgeneration.com.

Connect:

Website: https://growgeneration.com/
Facebook: GrowGenerationCorp
Twitter: @GrowGenOK
Instagram: Growgeneration_corp

SOURCE GrowGeneration